Exhibit 99.1

CONTACT: Sherry Lauderback VP, Investor Relations & Communications (248) 631-5506 sherrylauderback@trimascorp.com

TRIMAS CORPORATION REPORTS SECOND QUARTER 2010 RESULTS

Company Reports $0.44 Diluted EPS on 21% Sales Growth

Company Raises 2010 Outlook to $0.90 to $1.00 EPS

BLOOMFIELD HILLS, Michigan, August 3, 2010 — TriMas Corporation (NASDAQ: TRS) today announced financial results for the quarter ended June 30, 2010. The Company reported quarterly net sales from continuing operations of $252.1 million, an increase of 21.3% from second quarter 2009. Second quarter 2010 income from continuing operations was $15.2 million, a 54.8% improvement from $9.8 million in second quarter 2009. The Company reported second quarter 2010 diluted earnings per share from continuing operations of $0.44, as compared to $0.29 during second quarter 2009. Excluding Special Items,(1) second quarter 2009 income from continuing operations would have been $3.9 million, or $0.11 per share.

TriMas Highlights

•                 Reported 21.3% sales growth in second quarter 2010, as compared to second quarter 2009, due to overall improved economic conditions and the successful execution of several of the Company’s growth initiatives.

•                 Improved income and earnings per share from continuing operations to $15.2 million, or $0.44 per share, in second quarter 2010, as compared to $3.9 million, or $0.11 per share, in second quarter 2009, excluding the impact of Special Items.

•                 Improved second quarter operating profit margin (excluding the impact of Special Items) by 560 basis points to 14.5%, as compared to 8.9% in second quarter 2009.

•                 Generated second quarter 2010 Free Cash Flow(2) of $51.9 million, or approximately $1.50 per diluted share.

•                 Reduced operating working capital by 15.9%, from $154.2 in second quarter 2009 to $129.6 million in second quarter 2010, notwithstanding the increase in sales.

•                 Expanded Norris Cylinder’s product portfolio by acquiring certain assets related to Taylor-Wharton International’s high and low-pressure cylinder business.

“We are very pleased with our performance during the second quarter,” said David Wathen, TriMas President and Chief Executive Officer. “Successful execution of our productivity and growth initiatives, as well as an improving economic environment, resulted in encouraging increases in sales and profitability during the second quarter. As a leaner, faster organization, we were able to quickly respond and take advantage of rising customer demand, as well as to successfully leverage our lower cost position.”

Wathen continued, “Sales improved 21% compared to the second quarter of 2009, with four out of five segments reporting double-digit sales percentage growth. Second quarter operating profit improved 97%, excluding Special Items, which represents an operating profit margin increase of 560 basis points as compared to second quarter 2009. In fact, we were able to replace more than $27 million of gains from the purchase of our bonds in the first half of 2009 with operational earnings generated as a result of the increased sales levels and our leaner cost structure, which has allowed for significant margin expansion.”

“Based on these results and our current outlook, we are raising our 2010 earnings expectations. We now expect 2010 diluted earnings per share (EPS) from continuing operations to range from $0.90 to $1.00 per share, an increase from our previous guidance of $0.65 to $0.75 per share. We remain cautious about the economic outlook, yet remain confident in our ability to navigate the economic uncertainty as demonstrated by our performance in the front half of 2010. We will maintain our balanced approach to productivity, growth and debt reduction,” Wathen concluded.

Second Quarter Results — From Continuing Operations

•                 TriMas reported second quarter net sales of $252.1 million, an increase of 21.3% in comparison to $207.9 million in second quarter 2009. Sales increased in the Packaging, Energy, Engineered Components and Cequent segments. Second quarter 2010 net sales were favorably impacted by approximately $2.4 million as a result of currency exchange effects.

•                 The Company reported operating profit of $36.5 million in second quarter 2010, as compared to operating profit of $16.4 million during second quarter 2009. Excluding the impact of Special Items, operating profit would have improved 97%, from $18.6 million in second quarter 2009 to $36.5 million in second quarter 2010, which would represent an increase in operating profit margin of 560 basis points.

•                 Adjusted EBITDA(2) for second quarter 2010 increased to $45.8 million, as compared to $38.6 million in second quarter 2009. Excluding the impact of Special Items, Adjusted EBITDA would have increased 67.5%, from $27.4 million in second quarter 2009 to $45.8 million in second quarter 2010, with Adjusted EBITDA margin improving 500 basis points.

•                 Income from continuing operations for second quarter 2010 increased 54.8% to $15.2 million, or $0.44 per diluted share, compared to income from continuing operations of $9.8 million, or $0.29 per diluted share, in second quarter 2009. Excluding the impact of Special Items, second quarter 2010 income from continuing operations would have improved 295.3% to $15.2 million, as compared to a second quarter 2009 income of $3.9 million, or $0.11 per share.

•                 The Company reported Free Cash Flow(2) for second quarter 2010 of $51.9 million, compared to $23.5 million in second quarter 2009. Operating working capital declined by 15.9%, from $154.2 in second quarter 2009 to $129.6 million in second quarter 2010, notwithstanding the sales growth.

Financial Position

TriMas ended second quarter 2010 with cash of $24.6 million and $165.9 million of aggregate availability under its revolving credit and accounts receivable facilities. TriMas reported total indebtedness of $500.2 million as of June 30, 2010, as compared to $547.4 million as of June 30, 2009 and $514.6 million as of December 31, 2009.

Business Segment Results — From Continuing Operations (Excluding the impact of Special Items(3))

Packaging — Sales for the second quarter increased 25.9% compared to the year ago period, due to growth in specialty dispensing and other new products, as well as an increase in the sales of industrial closure products. Operating profit for the quarter increased 52.7% due to the higher sales volumes and lower costs as a result of productivity initiatives, partially offset by an increase in selling, general and administrative costs in support of sales growth initiatives, as well as unfavorable currency exchange. Overall, second quarter 2010 operating profit margin improved by approximately 520 basis points compared to second quarter 2009. The Company continues to diversify its product offering by developing specialty dispensing product applications for growing end markets, including pharmaceutical, personal care and food/beverage markets, and expanding geographically to generate long-term growth.

Energy — Second quarter sales increased 25.0% compared to the year ago period, due to improved demand for engines, other well-site content and new compression products. Sales in the Energy segment were also positively impacted by higher sales of specialty gaskets and related fastening hardware due to higher levels of turn-around activity at petrochemical refineries, increased demand from the chemical industry and incremental sales from newer branch facilities. Operating profit for the quarter increased due to higher sales volumes and lower costs as a result of productivity initiatives, partially offset by increased selling, general and administrative costs in support of sales growth initiatives. Overall, second quarter 2010 operating profit margin improved by approximately 460 basis points compared to second quarter 2009. The Company continues to launch new well-site and compression products to complement its engine business, while continuing to expand its sales and service branch network for the specialty gasket business.

Aerospace & Defense — Sales for the second quarter decreased 5.7% compared to the year ago period, primarily due to lower sales of new aerospace products as a result of a significant launch order in second quarter of 2009 that did not recur in 2010, and lower demand from distribution customers. Management noted that the aerospace business has experienced some stabilization of sales volumes and order backlog during the quarter. Sales in the defense business increased compared to the year ago period, but the increased revenue associated with managing the facility closure and relocation was at lower margin levels. Overall, operating profit for the quarter decreased primarily due to lower sales volumes, less absorption of fixed costs and lower margin level associated with the facility contract. Given the long-term prospects for its aerospace business, the Company continues to invest in this high-margin segment by developing and marketing highly-engineered products for the aerospace market, as well as expanding its offerings to military and defense customers.

Engineered Components — Second quarter sales increased 56.3% compared to the year ago period, due to improved demand in the industrial cylinder, specialty fittings and precision cutting tools businesses, primarily resulting from the upturn in the domestic economy and new product offerings. Operating profit and related margins improved substantially compared to second quarter 2009 due to the Company’s productivity initiatives and improved sales levels. As a result, second quarter 2010 operating profit margin improved by approximately 1460 basis points compared to second quarter 2009. The Company continues to develop new products and expand its international sales efforts.

Cequent — Sales for the second quarter increased 18.1% compared to the year ago period, resulting from increased sales in the North American towing, trailer and electrical products, Australia/Asia Pacific and retail businesses, as well as the favorable impact of currency exchange. Sales increases during the quarter were the result of improved customer demand, new product introductions and market share gains. Due to cost reduction actions, alternate sourcing arrangements, productivity initiatives and improved sales levels, operating profit margin improved over 830 basis points to 13.1% as compared to 4.8% in second quarter 2009. The Company continues to aggressively reduce fixed costs, minimize its investment in working capital and leverage Cequent’s strong brand positions and new products for increased market share.

Results of Discontinued Operations

In April 2010, the Company sold its non-core real estate property management business in California for $13 million cash proceeds, resulting in a pre-tax gain on sale of approximately $10.1 million during the second quarter of 2010. In addition, the Company sold its medical device line of business in May 2010 for cash proceeds of $2.0 million, which approximated the net book value of the assets and liabilities sold.

Outlook

Based on the Company’s second quarter results, management raised its outlook for full-year 2010 diluted earnings per share (EPS) from continuing operations to $0.90 to $1.00 per share, as compared to $0.43 per share in 2009, excluding Special Items in both periods. The Company previously provided an outlook for 2010 EPS of $0.65 to $0.75 per share. The Company also raised its 2010 sales outlook from an increase of 5% to 9% to a range of 10% to 14% as compared to 2009. In addition, the Company expects its full-year 2010 operating profit margin to improve by 200 to 250 basis points as compared to 2009, excluding Special Items. The Company increased its Free Cash Flow outlook from a range of $40 to $45 million to a range of $65 to $70 million.

(1)            Appendix I details certain costs, expenses and other charges, collectively described as “Special Items,” that are included in the determination of net income (loss) under GAAP and are not added back to net income (loss) in determining Adjusted EBITDA, but that management would consider important in evaluating the quality of the Company’s Adjusted EBITDA and operating results under GAAP.

(2)            See Appendix II for reconciliation of Non-GAAP financial measure Adjusted EBITDA and Free Cash Flow to the Company’s reported results of operations prepared in accordance with GAAP. Additionally, see Appendix I for additional information regarding Special Items impacting reported GAAP financial measures.

(3)            Operating Profit excludes the impact of Special Items. For a complete schedule of Special Items by segment, see Appendix “Company and Business Segment Financial Information — Continuing Operations.”

Form S-3 Shelf Registration

The Company filed a Form S-3 shelf registration statement today with the Securities and Exchange Commission (SEC). The shelf registration, when declared effective, will permit the Company to issue up to an aggregate of 5 million shares of common stock as described in the registration statement. The shelf registration provides the Company with flexibility to publicly offer and sell common stock from time to time, in one or more separate offerings, with terms to be determined at the time of an offering. The Company does not have any current intention to issue equity under the registration statement. Filing the shelf registration is intended to give the Company greater flexibility to respond to capital market and strategic opportunities as they may arise, and is another component of management’s efforts to enhance corporate preparedness and response times.

A registration statement relating to these securities has been filed with the SEC, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The terms of any offering under the registration statement would be established at the time of the offering and as required would be described in a prospectus supplement filed with the SEC prior to the completion of the offering. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of any such state. Any offering of the securities covered under the shelf registration statement will be made solely by means of a prospectus and an accompanying prospectus supplement relating to that offering.

Conference Call Information

TriMas Corporation will host its second quarter 2010 earnings conference call today, Tuesday, August 3, 2010 at 10:00 a.m. EDT. The call-in number is (866) 835-8825. Participants should request to be connected to the TriMas Corporation second quarter 2010 earnings conference call (Conference ID # 1461148). The conference call will also be simultaneously webcast via TriMas’ website at www.trimascorp.com with an accompanying slide presentation, under the “Investors” section.

A replay of the conference call will be available on the TriMas website or by dialing (866) 837-8032 (Access Code # 1461148) beginning August 3rd at 2:00 p.m. EDT through August 10th at 11:59 p.m. EDT.

Cautionary Notice Regarding Forward-looking Statements

Any “forward-looking” statements contained herein, including those relating to market conditions or the Company’s financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, the Company’s substantial leverage, liabilities imposed by the Company’s debt instruments, market demand, competitive factors, the Company’s ability to maintain compliance with the listing requirements of NASDAQ, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2009, and in the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into five strategic business segments: Packaging, Energy, Aerospace & Defense, Engineered Components and Cequent. TriMas has approximately 3,900 employees at more than 60 different facilities in 11 countries. For more information, visit www.trimascorp.com.

TriMas Corporation

Condensed Consolidated Balance Sheet

(Unaudited — dollars in thousands)

	June 30,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$24,590	$9,480
Receivables, net of reserves	137,820	93,380
Inventories	138,440	141,840
Deferred income taxes	28,120	24,320
Prepaid expenses and other current assets	5,930	6,500
Assets of discontinued operations held for sale	—	4,250
Total current assets	334,900	279,770
Property and equipment, net	158,660	162,220
Goodwill	191,460	196,330
Other intangibles, net	157,920	164,080
Other assets	22,360	23,380
Total assets	$865,300	$825,780

Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities, long-term debt	$7,180	$16,190
Accounts payable	115,870	92,840
Accrued liabilities	65,630	65,750
Liabilities of discontinued operations	—	1,070
Total current liabilities	188,680	175,850
Long-term debt	493,020	498,360
Deferred income taxes	57,490	42,590
Other long-term liabilities	44,960	47,000
Total liabilities	784,150	763,800
Total shareholders’ equity	81,150	61,980
Total liabilities and shareholders’ equity	$865,300	$825,780

TriMas Corporation

Consolidated Statement of Operations

(Unaudited — dollars in thousands, except for share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Net sales	$252,060	$207,870	$472,120	$409,590
Cost of sales	(173,750)	(157,690)	(330,750)	(312,950)
Gross profit	78,310	50,180	141,370	96,640
Selling, general and administrative expenses	(41,370)	(33,870)	(79,070)	(75,170)
Gain (loss) on dispositions of property and equipment	(420)	120	(730)	160
Operating profit	36,520	16,430	61,570	21,630
Other income (expense), net:
Interest expense	(13,090)	(11,300)	(27,230)	(23,780)
Gain on extinguishment of debt	—	11,760	—	27,070
Gain on bargain purchase	410	—	410	—
Other, net	(540)	(820)	(1,050)	(1,520)
Other income (expense), net	(13,220)	(360)	(27,870)	1,770

Income from continuing operations before income tax expense	23,300	16,070	33,700	23,400
Income tax expense	(8,080)	(6,240)	(12,730)	(8,950)
Income from continuing operations	15,220	9,830	20,970	14,450
Income (loss) from discontinued operations, net of income tax benefit (expense)	6,210	(840)	5,890	(9,140)
Net income	$21,430	$8,990	$26,860	$5,310

Earnings per share - basic:
Continuing operations	$0.45	$0.29	$0.62	$0.43
Discontinued operations, net of income tax benefit (expense)	0.18	(0.02)	0.17	(0.27)

Net income per share	$0.63	$0.27	$0.79	$0.16

Weighted average common shares - basic	33,794,647	33,485,317	33,681,516	33,472,481

Earnings per share - diluted:
Continuing operations	$0.44	$0.29	$0.61	$0.43
Discontinued operations, net of income tax benefit (expense)	0.18	(0.02)	0.17	(0.27)

Net income per share	$0.62	$0.27	$0.78	$0.16

Weighted average common shares - diluted	34,437,418	33,656,242	34,318,002	33,532,477

TriMas Corporation

Company and Business Segment Financial Information

Continuing Operations

(Unaudited — dollars in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Packaging
Net sales	$45,520	$36,150	$89,120	$66,400
Operating profit	$13,480	$8,830	$25,340	$14,230
Adjusted EBITDA	$16,420	$11,580	$31,340	$20,220

Special Items to consider in evaluating operating profit and Adjusted EBITDA:
- Severance and business restructuring costs	$—	$—	$—	$—

Excluding Special Items, operating profit would have been:	$13,480	$8,830	$25,340	$14,230

Excluding Special Items, Adjusted EBITDA would have been:	$16,420	$11,580	$31,340	$20,220

Energy
Net sales	$43,750	$34,990	$87,640	$75,260
Operating profit	$5,350	$2,660	$10,530	$6,180
Adjusted EBITDA	$6,020	$3,500	$11,920	$7,780

Special Items to consider in evaluating operating profit and Adjusted EBITDA:
- Severance and business restructuring costs	$—	$—	$—	$(200)

Excluding Special Items, operating profit would have been:	$5,350	$2,660	$10,530	$6,380

Excluding Special Items, Adjusted EBITDA would have been:	$6,020	$3,500	$11,920	$7,980

Aerospace & Defense
Net sales	$17,220	$18,270	$34,300	$40,470
Operating profit	$3,810	$6,410	$7,670	$13,220
Adjusted EBITDA	$4,490	$7,010	$9,010	$14,420

Special Items to consider in evaluating operating profit and Adjusted EBITDA:
- Severance and business restructuring costs	$—	$(20)	$—	$(130)

Excluding Special Items, operating profit would have been:	$3,810	$6,430	$7,670	$13,350

Excluding Special Items, Adjusted EBITDA would have been:	$4,490	$7,030	$9,010	$14,550

Engineered Components
Net sales	$23,320	$14,920	$42,230	$33,470
Operating profit	$3,930	$340	$5,740	$720
Adjusted EBITDA	$5,080	$1,140	$7,650	$2,260

Special Items to consider in evaluating operating profit and Adjusted EBITDA:
- Severance and business restructuring costs	$—	$—	$—	$(160)

Excluding Special Items, operating profit would have been:	$3,930	$340	$5,740	$880

Excluding Special Items, Adjusted EBITDA would have been:	$5,080	$1,140	$7,650	$2,420

Cequent
Net sales	$122,250	$103,540	$218,830	$193,990
Operating profit (loss)	$16,050	$2,890	$24,170	$(460)
Adjusted EBITDA	$19,850	$8,160	$31,970	$9,500

Special Items to consider in evaluating operating profit (loss):

- Severance and business restructuring costs	$—	$(2,120)	$—	$(5,460)

Excluding Special Items, operating profit (loss) would have been:	$16,050	$5,010	$24,170	$5,000

Special Items to consider in evaluating Adjusted EBITDA:
- Severance and business restructuring costs	$—	$(940)	$—	$(3,790)

Excluding Special Items, Adjusted EBITDA would have been:	$19,850	$9,100	$31,970	$13,290

Corporate Expenses
Operating loss	$(6,100)	$(4,700)	$(11,880)	$(12,260)
Adjusted EBITDA	$(6,040)	$7,250	$(11,940)	$14,880

Special Items to consider in evaluating operating loss:

- Severance and business restructuring costs	$—	$—	$—	$(2,940)

Excluding Special Items, operating loss would have been:	$(6,100)	$(4,700)	$(11,880)	$(9,320)

Special Items to consider in evaluating Adjusted EBITDA:
- Severance and business restructuring costs	$—	$—	$—	$(2,940)

- Gain on extinguishment of debt	$—	$12,240	$—	$28,060

Excluding Special Items, Adjusted EBITDA would have been:	$(6,040)	$(4,990)	$(11,940)	$(10,240)

Total Company
Net sales	$252,060	$207,870	$472,120	$409,590
Operating profit	$36,520	$16,430	$61,570	$21,630
Adjusted EBITDA	$45,820	$38,640	$79,950	$69,060

Total Special Items to consider in evaluating operating profit:	$—	$(2,140)	$—	$(8,890)

Excluding Special Items, operating profit would have been:	$36,520	$18,570	$61,570	$30,520

Total Special Items to consider in evaluating Adjusted EBITDA:	$—	$11,280	$—	$20,840

Excluding Special Items, Adjusted EBITDA would have been:	$45,820	$27,360	$79,950	$48,220

Appendix I

TriMas Corporation

Additional Information Regarding Special Items Impacting

Reported GAAP Financial Measures

(Unaudited)

	Three months ended		Three months ended
	June 30, 2010		June 30, 2009
(dollars in thousands, except per share amounts)	Income	EPS	Income	EPS

Income and EPS from continuing operations, as reported	$15,220	$0.44	$9,830	$0.29

After-tax impact of Special Items to consider in evaluating quality of income and EPS from continuing operations:
Severance and business restructuring costs	—	—	(1,330)	(0.04)

Excluding Special Items except gain (loss) on extinguishment of debt, income and EPS from continuing operations would have been	$15,220	$0.44	$11,160	$0.33

After-tax impact of gain on extinguishment of debt	—	—	7,310	0.22

Excluding Total Special Items, income and EPS from continuing operations would have been	$15,220	$0.44	$3,850	$0.11

Weighted-average shares outstanding at June 30, 2010 and 2009		34,437,418		33,656,242

	Six months ended		Six months ended
	June 30, 2010		June 30, 2009
(dollars in thousands, except per share amounts)	Income	EPS	Income	EPS

Income and EPS from continuing operations, as reported	$20,970	$0.61	$14,450	$0.43

After-tax impact of Special Items to consider in evaluating quality of income and EPS from continuing operations:
Severance and business restructuring costs	—	—	(5,530)	(0.16)

Excluding Special Items except gain (loss) on extinguishment of debt, income and EPS from continuing operations would have been	$20,970	$0.61	$19,980	$0.59

After-tax impact of gain on extinguishment of debt	—	—	16,840	0.50

Excluding Total Special Items, income and EPS from continuing operations would have been	$20,970	$0.61	$3,140	$0.09

Weighted-average shares outstanding at June 30, 2010 and 2009		34,318,002		33,532,477

Appendix I (cont.)

TriMas Corporation

Additional Information Regarding Special Items Impacting

Reported GAAP Financial Measures

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
(dollars in thousands)	2010	2009	2010	2009

Operating profit from continuing operations, as reported	$36,520	$16,430	$61,570	$21,630

Special Items to consider in evaluating quality of earnings:
Severance and business restructuring costs	$—	$(2,140)	$—	$(8,890)

Excluding Special Items, operating profit from continuing operations would have been	$36,520	$18,570	$61,570	$30,520

	Three months ended		Six months ended
	June 30,		June 30,
(dollars in thousands)	2010	2009	2010	2009

Adjusted EBITDA from continuing operations, as reported	$45,820	$38,640	$79,950	$69,060

Special Items to consider in evaluating quality of earnings:
Severance and business restructuring costs	$—	$(960)	$—	$(7,220)

Excluding Special Items except gain (loss) on extinguishment of debt, Adjusted EBITDA from continuing operations would have been	$45,820	$39,600	$79,950	$76,280

Gross gain on extinguishment of debt	$—	$12,240	$—	$28,060

Excluding Total Special Items, Adjusted EBITDA from continuing operations would have been	$45,820	$27,360	$79,950	$48,220

Appendix II

TriMas Corporation

Reconciliation of Non-GAAP Measure Adjusted EBITDA(1) and Free Cash Flow(2)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
(dollars in thousands)	2010	2009	2010	2009
Net income (loss)	$21,430	$8,990	$26,860	$5,310
Income tax expense	11,660	5,720	16,130	3,230
Interest expense	13,230	11,590	27,520	24,120
Debt extinguishment costs	—	480	—	990
Depreciation and amortization	9,440	11,070	19,050	22,830

Adjusted EBITDA, total company	55,760	37,850	89,560	56,480

Adjusted EBITDA, discontinued operations	9,940	(790)	9,610	(12,580)

Adjusted EBITDA, continuing operations	$45,820	$38,640	$79,950	$69,060
Special Items	—	960	—	7,220
Non-cash gross gain on extinguishment of debt	—	(12,240)	—	(28,060)
Cash interest	(16,750)	(17,060)	(22,000)	(21,830)
Cash taxes	(2,020)	(1,870)	(3,270)	(4,310)
Non-cash gain on bargain purchase	(410)	—	(410)	—
Capital expenditures	(2,660)	(3,110)	(5,250)	(6,390)
Changes in operating working capital	13,970	18,470	(13,380)	20,750
Free Cash Flow from operations before Special Items	37,950	23,790	35,640	36,440
Cash paid for Special Items	(810)	(2,020)	(1,990)	(4,440)
Net proceeds from sale of business and other assets	14,710	1,740	14,740	22,420
Free Cash Flow	$51,850	$23,510	$48,390	$54,420

(1)  The Company defines Adjusted EBITDA as net income (loss) before cumulative effect of accounting change, interest, taxes, depreciation, amortization, debt extinguishment costs, non-cash asset and goodwill impairment write-offs, and non-cash losses on sale-leaseback of property and equipment.  Lease expense and non-recurring charges are included in Adjusted EBITDA and include both cash and non-cash charges related to restructuring and integration expenses. In evaluating our business, management considers and uses Adjusted EBITDA as a key indicator of financial operating performance and as a measure of cash generating capability.  Management believes this measure is useful as an analytical indicator of leverage capacity and debt servicing ability, and uses it to measure financial performance as well as for planning purposes. However, Adjusted EBITDA should not be considered as an alternative to net income, cash flow from operating activities or any other measures calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definition of Adjusted EBITDA used here may differ from that used by other companies.

(2)  The Company defines Free Cash Flow as Adjusted EBITDA from continuing operations, plus Special Items and net proceeds from sale of businesses, less cash paid for interest, taxes and Special Items, capital expenditures and changes in operating working capital. As detailed in Appendix I, for purposes of determining Free Cash Flow, Special Items, net, include those costs, expenses and other charges incurred on a cash basis that are included in the determination of net income (loss) under GAAP and are not added back to net income (loss) in determining Adjusted EBITDA, but that management would consider important in evaluating the quality of the Company’s Free Cash Flow, as defined.